Exhibit II-13

KNOW ALL MEN BY THESE PRESENTS, that Nobuyuki Iizuka, Director and Deputy President of Mitsubishi Estate Company, Limited (the “Company”) constitutes and appoints Yutaka Tajima, General Manager of the Corporate Planning Dept., and Atsushi Nakajima, Deputy General Manager of the Corporate Planning Dept., and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to take the following actions:

1.
To execute and file with the United States Securities and Exchange Commission, on behalf of the Company, a Tender Offer/Rights Offering Notification on Form CB and an Appointment of Agent for Service of Process and Undertaking on Form F-X, pursuant to Rule 802 of the Securities Act of 1933 and in connection with the proposed merger between Towa Real Estate Development Co., Ltd. and the Company, and to execute and file any and all amendments required to be filed in connection with those documents, together with such exhibits and other documents as such persons executing the same may approve.

2.	To sign such other documents and to do such other things as said agents and attorneys-in-fact may deem necessary or appropriate from time to time in connection with the foregoing.

/s/ Nobuyuki Iizuka Nobuyuki Iizuka Director and Deputy President Mitsubishi Estate Company, Limited February 13, 2009